Exhibit 4.3
FIRST SUPPLEMENTAL INDENTURE TO CONVERTIBLE DEBENTURE INDENTURE
This First Supplemental Indenture is entered into as of the 28th day of February, 2025.
AMONG:
i-80 GOLD CORP., a corporation existing under the laws of the Province of British Columbia
(the "Company")
- and -
TSX TRUST COMPANY, a trust company existing under the laws of Canada
(the "Trustee")
RECITALS:
WHEREAS the Company entered into a convertible debenture indenture (the “Indenture”) with the Trustee dated as of February 22, 2023, pursuant to which the Company issued US$65,000,000 aggregate principal amount of 8.00% secured convertible debentures (the “Debentures”) to certain investors (the “Debentureholders”);
AND WHEREAS pursuant to Section 12.11(a)(x) of the Indenture, the Debentureholders have the power, exercisable from time to time by Extraordinary Resolution (as defined in the Indenture), to appoint a committee with power and authority to exercise, and to direct the Trustee to exercise, on behalf of the Debentureholders, such of the powers of the Debentureholders as are exercisable by Extraordinary Resolution;
AND WHEREAS pursuant to Section 12.11(a)(v) of the Indenture, the Debentureholders have the power, exercisable from time to time by Extraordinary Resolution, to direct the Trustee to exercise any power, right, remedy or authority given by the Indenture in any manner specified in any such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;
AND WHEREAS the Committee (as defined below) provided the Trustee and the Company with a copy of a written consent resolution of certain Debentureholders (the “Committee Resolution”) dated effective as of October 15, 2024 (the “Effective Date”) which provided that pursuant to Section 12.11(a)(x) and Section 12.15 of the Indenture, Debentureholders holding not less than 66 2/3% of the principal amount of the Debentures outstanding as of the Effective Date approved the appointment of a committee of Debentureholders (the "Committee") comprised of Bradley J. Shisler and Francois du Toit;
AND WHEREAS the Committee Resolution empowered and authorized the Committee to exercise all of the powers of the Debentureholders exercisable by Extraordinary Resolution, including without limitation and in all cases as the Committee may determine in its sole discretion, the powers to (a) sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the Debentureholders against the Company or the Trustee (subject to the prior consent of the Trustee) and (b) assent to any modification of or change in or addition to or omission from the provisions contained in the Indenture or any Debenture which shall be agreed to by the Company and to authorize the Trustee to concur in and execute any indenture supplemental to the Indenture embodying any modification, change, addition or omission;
AND WHEREAS pursuant to sections 12.11(a)(ii) and 12.11(a)(iii) of the Indenture, the Debentureholders have the powers, exercisable by Extraordinary Resolution, to (a) sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the Debentureholders against the Company and (b) assent to any modification of or change in or addition to or omission from the provisions contained in the Indenture or any Debenture which shall be agreed to by the Company and to authorize the Trustee to concur in and execute any indenture supplemental to the Indenture embodying any modification, change, addition or omission;
AND WHEREAS the Committee has provided the Company and the Trustee with a copy of an Extraordinary Resolution approved by the Committee, acting on behalf of the Debentureholders, by instrument in writing effective as of February 28, 2025, to, among other things, approve certain amendments to the Indenture and to authorize and to direct the Trustee to enter into and execute this First Supplemental Indenture in order to give effect to such amendments (the "Amending Resolution");
AND WHEREAS Section 15.1(a)(iv) of the Indenture provides that the Trustee and the Company may enter into supplemental indentures from time to time to give effect to any Extraordinary Resolution passed as provided in Article 12 of the Indenture;
AND WHEREAS the Company and the Trustee are entering into this First Supplemental Indenture pursuant to the Indenture in order to give effect to the Amending Resolution delivered to the Trustee and to amend the Indenture on the terms set out in herein;
AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not by the Trustee.
FOR VALUE RECEIVED, the parties agree as follows:
Article 1
DEFINITIONS AND INTERPRETATION
1.1Definitions
In this First Supplemental Indenture, except as otherwise defined herein or unless there is something in the subject matter or context inconsistent therewith, all terms defined in the Indenture and used but not defined in this First Supplemental Indenture (including the recitals hereto) shall have the meanings specified in the Indenture.
1.2Interpretation
This First Supplemental Indenture shall, unless otherwise required, be subject to the interpretation provisions contained in Section 1.3 of the Indenture.

Article 2
AMENDMENTS TO THE INDENTURE
2.1Amendments
(a)The definition of "Common Share Interest Conversion Price" is amended by deleting the definition in its entirety and replacing it with the following:
"Common Share Interest Conversion Price" means a conversion price equal to the greater of (x) 85% of the average closing price of the Common Shares as measured in U.S. dollars on the NYSE American during the ten (10) Business Days immediately preceding the date of the Common Share Interest Payment Election Notice, and (y) the VWAP of the Common Shares on TSX during the five trading days immediately preceding the date of the Common Share Interest Payment Election Notice, less a discount of 15%, converted into U.S. dollars at the Bank of Canada rate on such date;
(b)The definition of "Current Market Price for Interest" is deleted in its entirety.
(c)The definition of "Holders Share Interest Conversion Price" is amended by deleting the definition in its entirety and replacing it with the following:
"Holders Share Interest Conversion Price" means a conversion price equal to the VWAP of the Common Shares on TSX during the five trading days immediately preceding the date of the Holders Share Interest Election Notice, less a discount of 15%, converted into U.S. dollars at the Bank of Canada rate on such date;
(d)The definition of "Permitted Debt" is amended inserting the words “, subject, to the extent any such Debt is secured, to Section 8.13(e) of this Indenture” at the end of section (xiii) of such definition;
(e)The definition of "Permitted Encumbrances" is amended by inserting the words “(including, without limitation, Section 8.13(e))” after the words “this Indenture” in section (xviii) of such definition;
(f)The Indenture is amended by adding a new Sections 1.1(pppp)(A), 1.1(pppp)(B) and 1.1 (pppp)(C) after Section 1.1(pppp) as follows:
(pppp)(A) "Mandatory Redemption Date" has the meaning ascribed thereto in Section 4(A).3;
(pppp)(B) "Mandatory Redemption Notice" has the meaning ascribed thereto in Section 4(A).3;
(pppp)(C) "Mandatory Redemption Price" means a price, payable in cash, in an amount equal to 104.0% of the principal amount of a Debenture (such principal amount being the original principal amount plus any capitalized interest) plus accrued and unpaid interest thereon up to (but excluding) the Mandatory Redemption Date;
(g)Section 1.17 of the Indenture is amended by deleting Section 1.17 in in its entirety and replacing it with the following:
The Company shall be responsible for making all calculations called for hereunder including, without limitation, calculations of the Conversion Price and the Current

Market Price. The Company shall make such calculations in good faith and, absent manifest error, the Company's calculations shall be final and binding on holders and the Trustee. The Company will provide a schedule of its calculations to the Trustee and the Trustee shall be entitled to rely conclusively on the accuracy of such calculations without independent verification.
(h)The first paragraph of Section 2.1(f) of the Indenture is amended by deleting the first paragraph of Section 2.1(f) in its entirety and replacing it with the following:
(i)In accordance with and subject to the provisions and conditions of Article 6 and Section 3.7, the holder of each Debenture shall have the right at such holder's option, at any time and from time to time following the Issue Date and prior to 5:00 p.m. (Eastern time) on the earliest of: (i) the Business Day immediately preceding the Maturity Date (the "Time of Expiry"); (ii) if any Debentures are subject to repurchase in accordance with the terms hereof, with respect to such repurchased Debentures only, the last Business Day immediately preceding the payment date applicable to such repurchase; (iii) the Business Day immediately preceding the Mandatory Redemption Date; and (iv) the date of repayment in full of the aggregate principal amount of Debentures and all accrued and unpaid interest thereon, subject to the satisfaction of certain conditions set forth herein, to convert all or any portion, being at a minimum $1,000 or an integral multiple thereof, of the principal amount Debentures into Conversion Shares at the Conversion Price in effect on the Date of Conversion.
(j)The Indenture is amended by adding a new Section 2.1(i) after Section 2.1(h) as follows:
The Debentures will be redeemable in accordance with the terms of Article 4(A). At any time prior to the Maturity Date, the Debentures may be redeemed at the option of the Company in whole (but not in part) from time to time on notice as provided for in Section 4(A).3 at the Mandatory Redemption Price. The Mandatory Redemption Notice for the Debentures shall be substantially in the form of Schedule "E" attached hereto.
(k)The Indenture is amended by adding a new Article 4(A) after Article 4 as set forth in Appendix "A" to this First Supplemental Convertible Debenture Indenture.
(l)Section 8.13(e) of the Indenture is amended by deleting Section 8.13(e) in its entirety and replacing it with the following:
issue more than US$100,000,000 of additional secured debt secured against the Project Property and any such security shall rank subordinate to the security granted by the Limited Recourse Guarantor and the Guarantor as contemplated in this Indenture;
(m)Section 10.4 of the Indenture is amended by deleting Section 10.4 in in its entirety and replacing it with the following:
The Trustee shall at the written request and expense of the Company release and discharge this Indenture and execute and deliver such instruments as it shall be advised by Counsel are requisite for that purpose and to release the Company from its covenants herein contained (other than the provisions relating to the indemnification of the Trustee), upon proof being given to the reasonable satisfaction of the Trustee that the principal of and interest (including interest on amounts in default, if any), on all the Debentures and all other monies payable hereunder have been paid or satisfied or that all the Debentures having matured or having been duly called for redemption, payment of the principal of and interest (including interest on amounts in default, if any) on such Debentures and of all other monies payable hereunder has been duly and effectually provided for in accordance with the provisions hereof;
(n)Section 10.5(a)(i) of the Indenture is amended by deleting Section 10.5(a)(i) in its entirety and replacing it with the following:
the Company has deposited or caused to be deposited with the Trustee as trust funds or property in trust for the purpose of making payment on such Debentures, an amount in money sufficient to pay, satisfy and discharge the entire amount of the principal and interest to maturity, or any repayment date or Mandatory Redemption Date or any Change of Control Purchase Date or otherwise as the case may be, and payment of present taxes owing and any taxes arising with respect to all deposited funds or other provision for payment in respect of such Debentures;
(o)Schedule "A" – Form of Debenture to the Indenture is amended by deleting the fifth paragraph beginning on page A-2 and continuing onto page A-3 in its entirety and replacing it with the following:
The Company shall satisfy its Interest Obligation on the Debentures on the Interest Payment Date (including, for greater certainty, following conversion or upon maturity) by delivering cash to the Trustee. Notwithstanding the foregoing, the Debentureholders shall have the option to elect to convert all or any portion of the accrued and unpaid interest, including, for greater certainty, any interest earned on interest previously accrued and added to the outstanding principal amount of Debentures, into Common Shares at the Holders Share Interest Conversion Price.
(p)Schedule "A" – Form of Debenture to the Indenture is further amended by adding the following as a new eighth (8th) paragraph immediately following the seventh (7th) paragraph that begins with the sentence “Upon the occurrence of a Change of Control, the holders of the Debentures shall, in their sole discretion, have the right to require the Corporation to purchase the Debentures…”:
The Debentures will be redeemable in accordance with the terms of the Indenture. At any time prior to the Maturity Date, subject to any prior redemption thereof, the Debentures may be redeemed at the option of the Company in whole (but not in part) from time to time on notice as provided for in the Indenture at the Mandatory Redemption Price.
(q)The Indenture is amended by adding a new Schedule "E" – Mandatory Redemption Notice after Schedule "D" – Form of Declaration for Removal of Legend as set forth in Appendix "B" to this First Supplemental Convertible Debenture Indenture.
2.2Inconsistency
In the case of any conflict or inconsistency between this Article 2 and any other provision of the Indenture or this First Supplemental Indenture, Article 2 of this First Supplemental Indenture shall govern and prevail.

Article 3
REPRESENTATIONS
3.1Representations of the Company
The Company represents and warrants to the Trustee and the Debentureholders as follows:
(a)the Company has the power and capacity to execute, deliver and carry out the terms and provisions of this First Supplemental Indenture and to consummate the transactions contemplated hereby;
(b)this First Supplemental Indenture has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms;
(c)there is no requirement to obtain any consent, approval or waiver of any person for the Company to enter into and perform its obligations under this First Supplemental Indenture, other than an Extraordinary Resolution in accordance with the Indenture and the approval of the Trustee, the Toronto Stock Exchange and/or or the NYSE American; and
(d)no Default or Event of Default has occurred and is continuing.
Article 4
ADDITIONAL MATTERS
4.1Confirmation of Indenture
On the date hereof, the Indenture shall be supplemented in accordance with this First Supplemental Indenture, and this First Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Debenture heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture, as supplemented by this First Supplemental Indenture, shall remain in full force and effect as supplemented by this First Supplemental Indenture and is in all respects confirmed.
4.2No Other Amendment
Except as expressly provided herein, this First Supplemental Indenture shall not constitute an amendment, waiver, consent or release with respect to any provision of the Financing Documents, a waiver of any breach of representation and warranty, breach of covenant, or any Default or Event of Default thereunder, or a waiver or release of the rights or remedies of the Trustee, the Collateral Agent or the Debentureholders, all of which are expressly reserved, and no delay on the part of the Trustee, the Collateral Agent or the Debentureholders in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.
4.3Governing Law
This First Supplemental Indenture shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract and with respect to any suit, action or proceedings relating to this First Supplemental Indenture the Company, the Trustee and each holder irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

4.4Further Assurances
The Company hereby covenants and agrees that it will at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, transfers, assignments and assurances as are required, or as the Trustee, the Collateral Agent or the Committee may reasonably require, for the better accomplishing and effectuating the purpose of this First Supplemental Indenture.
4.5Counterparts
This First Supplemental Indenture may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this First Supplemental Indenture under the hands of their proper officers in that behalf.

i-80 GOLD CORP.

By:	(signed) "Ryan Snow"
Authorized Signatory

TSX TRUST COMPANY

By:	(signed) "Donald Crawford"
Authorized Signatory
By:	(signed) "Nirosan Vinayakamoorthy"
Authorized Signatory

APPENDIX "A"
NEW ARTICLE 4(A)
ARTICLE 4(A)
REDEMPTION AND PURCHASE OF DEBENTURES AT ELECTION OF COMPANY
Article 1
Article 2
Article 3
Article 4
4(A).1Applicability of Article
Subject to regulatory approval, Section 2.1(i) and the provisions relating to the Debentures (including conversion thereof), the Company shall have the right at its option to redeem all of the Debentures (but not in part) at any time before maturity, by payment of money, any Debentures issued hereunder which by their terms are made so redeemable (subject, however, to any applicable restriction on the redemption of Debentures) at such rate or rates of premium, if any, and on such date or dates and in accordance with such other provisions as shall have been determined at the time of issue of such Debentures and as shall have been expressed in this Indenture and in the Debentures.
4(A).2Notice of Mandatory Redemption
Notice of redemption (the "Mandatory Redemption Notice") of the Debentures shall be given to the holders of the Debentures so to be redeemed, with a copy to the Trustee, not more than 60 days nor less than 30 days prior to the date fixed for redemption (the "Mandatory Redemption Date") in the manner provided in Section 13.2. Every such notice shall specify the aggregate principal amount of Debentures called for redemption (being all of the Debentures Outstanding on the Mandatory Redemption Date), the Mandatory Redemption Date, the Mandatory Redemption Price and the places of payment and shall state that interest upon the principal amount of Debentures called for redemption shall cease to be payable from and after the Mandatory Redemption Date, unless such sums of money as may be sufficient to pay the Mandatory Redemption Price of the Debentures have not been deposited with the Trustee or any paying agent to the order of the Trustee by wire transfer or certified cheque on or before 11:00 a.m. (Toronto time) on the Business Day immediately prior to the Mandatory Redemption Date in accordance with Section 4(A).4.
4(A).3Debentures Due on Mandatory Redemption Dates
Notice having been given as aforesaid, subject to any conversion prior to the Mandatory Redemption Date, all the Debentures Outstanding on the Mandatory Redemption Date shall thereupon be and become due and payable at the Mandatory Redemption Price on the Mandatory Redemption Date, in the same manner and with the same effect as if it were the date of maturity specified in such Debentures, anything therein or herein to the contrary notwithstanding, and from and after such Mandatory Redemption Date, if the monies necessary to redeem such Debentures shall have been deposited as provided in Section 4(A).4 and affidavits or other proof satisfactory to the Trustee as to the publication and/or mailing of such notices shall have been lodged with it, interest upon the Debentures shall cease. If any question shall arise as to whether any notice has been given as above provided and such deposit made, such question shall be

2

decided by the Trustee whose decision shall be final and binding upon all parties in interest. For certainty, each Debentureholder shall also have the right, exercisable in its sole discretion, to exercise the Holders Share Interest Payment Right by delivering to the Company (with a copy to the Trustee) a Holders Share Interest Election Notice confirming its election to receive Common Shares for the interest not less than 15 days prior to the Mandatory Redemption Date and otherwise complying with the terms and conditions set forth in the Indenture in respect of the Holders Share Interest Payment Right.
4(A).4Deposit of Redemption Monies
Redemption of Debentures shall be provided for by the Company depositing with the Trustee or any paying agent to the order of the Trustee by wire transfer, on or before 11:00 a.m. (Toronto time) on the Business Day immediately prior to the Mandatory Redemption Date specified in such notice, such sums of money as may be sufficient to pay the Mandatory Redemption Price of the Debentures, provided the Company may elect to satisfy this requirement by providing the Trustee with a certified cheque for such amounts required under this Section 4(A).5 postdated to the Mandatory Redemption Date. The Company shall also deposit with the Trustee a sum of money sufficient to pay any charges or expenses which may be incurred by the Trustee in connection with such redemption. Such deposit shall be irrevocable. From the sums so deposited, the Trustee shall pay or cause to be paid to the holders of such Debentures, upon surrender of such Debentures, the principal, premium and interest to which they are respectively entitled on redemption.
4(A).5Failure to Surrender Debentures
In case the holder of any Debenture so called for redemption shall fail on or before the Mandatory Redemption Date to so surrender such holder's Debenture, or shall not within such time accept payment of the redemption monies payable, or give such receipt therefor, if any, as the Trustee may require, such redemption monies may be set aside in trust, either in the deposit department of the Trustee or in a chartered bank, and such setting aside shall for all purposes be deemed a payment to the Debentureholder of the sum so set aside and, to that extent, the Debenture shall thereafter not be considered as outstanding hereunder and the Debentureholder shall have no other right except to receive payment out of the monies so paid and deposited to satisfy the Mandatory Redemption Price, upon surrender and delivery of such holder's Debenture. In the event that any money required to be deposited hereunder with the Trustee or any depository or paying agent on account of principal, premium, if any, or interest, if any, on Debentures issued hereunder shall remain so deposited for a period of four years from the Mandatory Redemption Date, then such monies shall at the end of such period be paid over or delivered over by the Trustee or such depository or paying agent to the Company on its demand, and thereupon the Trustee shall not be responsible to Debentureholders for any amounts owing to them and subject to applicable law, thereafter the holder of a Debenture in respect of which such money was so repaid to the Company shall have no rights in respect thereof except to obtain payment of the money due from the Company, subject to any limitation period provided by the laws of Ontario.
4(A).6Cancellation of Debentures Redeemed
All Debentures redeemed and paid under this Article 4(A) shall forthwith be delivered to the Trustee and cancelled and no Debentures shall be issued in substitution therefore.

APPENDIX "B"
NEW SCHEDULE "E"
SCHEDULE "E"
MANDATORY REDEMPTION NOTICE
To:     Holders of 8.00% Secured Convertible Debentures due 2027 (the "Debentures") of i-80 Gold Corp. (the "Company")
And to: TSX Trust Company (the “Trustee”)
Note:    All capitalized terms used herein have the meaning ascribed thereto in the Indenture mentioned below, unless otherwise indicated.
Notice is hereby given pursuant to Section 4(A).3 of the convertible debenture indenture dated as of February 22, 2023 between the Company and the Trustee, as supplemented by the First Supplemental Convertible Debenture Indenture dated as of February 28, 2025 (collectively, the "Indenture") that, subject to any prior conversion thereof, all of the Debentures outstanding on [●] (the "Mandatory Redemption Date") will be redeemed on the Mandatory Redemption Date upon payment of a redemption amount equal to (i) 104.0% of the principal amount of the Debentures (such principal amount being the original principal amount plus any capitalized interest) and (ii) all accrued and unpaid interest hereon up to but excluding the Mandatory Redemption Date calculated in accordance with the Indenture (collectively, the "Mandatory Redemption Price").
The Mandatory Redemption Price will be payable in cash upon presentation and surrender of the Debentures called for redemption at the following corporate trust office:
TSX Trust Company
100 Adelaide Street West, Suite 301
Toronto, Ontario M5H 4H1
Attention:    Corporate Actions
The interest upon the principal amount of Debentures called for redemption shall cease to be payable from and after the Mandatory Redemption Date, unless such sums of money as may be sufficient to pay the Mandatory Redemption Price of the Debentures have not been deposited with the Trustee or any paying agent to the order of the Trustee by wire transfer or certified cheque on or before 11:00 a.m. (Toronto time) on the Business Day immediately prior to the Mandatory Redemption Date in accordance with Section 4(A).4 of the Indenture.
DATED:

2

i-80 GOLD CORP.

Per:
(Authorized Director or Officer)

CAN_DMS: \1009569588